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Exhibit 99

Contacts:
Investor relations, David Banks, First Data, 303-967-8057
Media relations, Staci Busby, First Data, 303-967-7188

Statement from First Data and Concord EFS Regarding Proposed Merger

        DENVER—October 23, 2003—First Data (NYSE: FDC) and Concord EFS (NYSE: CE) stated that they have just been notified that the U.S. Department of Justice intends to file a lawsuit challenging the proposed merger of the two companies. The companies will make further comment upon receipt of the formal complaint.

About First Data

        First Data Corp. (NYSE: FDC), with global headquarters in Denver, helps power the global economy. As an electronic commerce and payment services company, First Data serves approximately 3 million merchant locations, 1,400 card issuers and millions of consumers, making it easy, fast and secure for people and businesses to buy goods and services using virtually any form of payment. With 29,000 employees worldwide, the company provides credit, debit, smart card and stored-value card issuing and merchant transaction processing services; Internet commerce solutions; money transfer services; money orders; and check processing and verification services throughout the United States. First Data also offers a variety of payment services in the United Kingdom, Australia, Canada, Japan, Mexico, Spain, the Netherlands, the Middle East and Germany. Its Western Union and Orlandi Valuta money transfer networks include approximately 169,000 Agent locations in more than 195 countries and territories. For more information, please visit www.firstdata.com.

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Statement from First Data and Concord EFS Regarding Proposed Merger